                                                                    EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-89521 of CE Generation, LLC of (i) our report dated January 28, 1999 (February 22, 1999 as to the first paragraph in Note 1 and March 3, 1999 as to Note 15) relating to the financial statements of CE Generation, LLC, (ii) our report dated January 28, 1999 (March 3, 1999 as to Note 11) relating to the financial statements of Magma Power Company and (iii) our report dated January 28, 1999 (March 3, 1999 as to Note 9) relating to the financial statements of Falcon Seaboard Resources, Inc., all appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP

Omaha, Nebraska
January 27, 2000